Exhibit 5.1

Michael Best & Friedrich LLP

Attorneys at Law

November 9, 2017

Cellectar Biosciences, Inc.
3301 Agriculture Drive
Madison, Wisconsin 53716

Ladies and Gentlemen:

We have acted as counsel to Cellectar Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as to the offering by the Company of (i) 1,620,000 shares (the “Plan Shares”) of the Company’s common stock, $0.00001 par value per share (“Common Stock”) that may be issued pursuant to the Company’s 2015 Amended and Restated Stock Incentive Plan (the “Plan”); (ii) up to 400,999 shares of our Common Stock granted to our employees pursuant to the Plan (the “Employee Shares”); and (iii) up to 112,500 shares of our Common Stock that will be acquired upon the exercise of stock options granted pursuant to the Plan by certain of our officers (the “Option Shares” and such holders collectively with holders of the Employee Shares, the "Selling Stockholders”).

You have requested our opinion with respect to the matters set forth below.

We are familiar with the Company’s Second Amended and Restated Certificate of Incorporation, as amended, its Bylaws, as amended and restated and in the form appearing in the Company’s minute books, and the records of meetings and consents of its Board of Directors and committees thereof and of its stockholders provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that:

1.       The issuance, offer and sale of the Plan Shares, the Employee Shares and the Option Shares, as described in the Registration Statement, have been duly authorized by all necessary corporate action on the part of the Company.

2.       The Plan Shares, the Employee Shares and the Option Shares, when issued, sold and delivered in the manner and for the consideration set forth in the Prospectus, will be validly issued, fully paid and non-assessable.

One South Pinckney Street, Suite 700 | Madison, WI 53703 | T 608.257.3501 | F 608.283.2275

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November 9, 2017 Cellectar Biosciences, Inc. Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

Michael Best & Friedrich LLP

/s/ Michael Best & Friedrich LLP